Exhibit 2.4

DEAN HELLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

	Entity # C14934-1996	Document Number 20060197239-69
Certificate of Designation	/s/ Dean Heller	Filing Date and Time
(PURSUANT TO NRS 78.1955)	Dean Heller	03/29/2006 4:27:24 PM
	Secretary of State	Entity# C14934-1996
	State of Nevada	E02....

Certificate of Designation

For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.  Name of corporation:

Litfunding Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions, and relative rights of the following class or series of stock:

A series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock"), to consist of 1,500,000 shares of the Corporation's preferred shares (par value. $0.001 per share) of Series B, convertible into common stock at a conversion rate of one (1) share of common for each one (1) share preferred, such series shall have the rights, preferences, limitations, restrictions and relative rights as set forth on. the continuation pages attached hereto.

3. Effective date of filing: (optional)	3/28/2006
(must not be later than 90 days after the certificate is filed)

4.  Officer Signature:                 /s/ signature illegible

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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DEAN HE.LLER Secretary of State	STATE OF NEVADA	CHARLES E. MOORE Securities Administrator

RENEE L. PARKER Chief Deputy Secretary of State		SCOTT W. ANDERSON Deputy Secretory for Commercial Recordings
PAMELA RUCKEL Deputy Secretary for Southern Nevada	OFFICE OF THE SECRETARY OF STATE	ELLICK HSU Deputy Secretory for Elections

LITFUNDING CORP	March 30, 2006
3200 PECOS MCLEOD DR LAS VEGAS, NV 89121

Job                                          C20060329-2913

Number:

Job Contents:

NV Corp Filing Acknowledgement(s):     1

File Stamped Copy(s):                               1

Special Handling Instructions:

P/U

LITFUNDING CORP

3200 PECOS MCLEOD DR

LAS VEGAS, NV 89121

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DEAN HE.LLER Secretary of State	STATE OF NEVADA	CHARLES E. MOORE Securities Administrator

RENEE L. PARKER Chief Deputy Secretary of State		SCOTT W. ANDERSON Deputy Secretory for Commercial Recordings
PAMELA RUCKEL Deputy Secretary for Southern Nevada	OFFICE OF THE SECRETARY OF STATE	ELLICK HSU Deputy Secretory for Elections

Job Receipt

March 30, 2006

Job Number:     C20060329-2913

Account Number;

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20060197239-69	3/29/2006 4:27:24 PM	1	$175.00	$175.00

24 Hour Expedite	20060197239-69	3/29/2006 4:27:24 PM	1	$125.00	$125.00

Total					$300.00

Payments

Type	Description	Amount

Check	Check #1467	$300.00
Total		$300.00

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4069

Telephone (775) 684-5708
Fax (775) 684-7138

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EXHIBIT A

LITFUNDING CORP.

SERIES B PREFERRED STOCK

THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE SECURITIES SHALL NOT BE AVAILABLE FOR CONVERSION PRIOR TO APRIL 30, 2006.

The rights, preferences, restrictions and other matters relating to the Series B Preferred Stock are as follows:

1.	DESIGNATION. The Preferred Stock is designated as the Company's Series B Preferred Stock (the "Preferred Stock").

2.	DIVIDEND PROVISIONS. The holders of the Preferred Stock will not be entitled to any dividends on the Preferred Stock.

3.	LIQUIDATION PREFERENCE.

(a)	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.001 for each outstanding share of Preferred Stock (the "Original Series B Issue Price") and (ii) an amount equal to the Original Series B Issue Price for each 12 months that has passed since the date of issuance of any Preferred Stock (such amount (of declared but unpaid dividends) being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)	Upon the completion of the distribution required by subparagraph, (a) of this Section 3 and any other distribution that may be required with respect to any series of preferred stock that may from time to time come into existence, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

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(c) (i)	For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company); or (B) a sale of all or substantially all of the assets of the Company; unless the Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

(ii)	In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)	Securities not subject to investment letter or other similar restrictions on free marketability (covered by (B) below):

(1)	If traded on a securities exchange or through NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2)	If actively traded (actively traded shall be defined as at least 100,000 shares per week) over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3)	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined, by the Company and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

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(iii)	In the event the requirements of this subsection 3(c) are not complied with, the Company shall forthwith either:

(A)	cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B)	cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(c)(iv) hereof.

(C)	Under no circumstance shall any reorganization, or board resolution of Lit Funding prohibit GUFG from its rights as defined within this Agreement from a Spin-out, at its sole discretion.

(iv)	The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

4.	SPIN-OFF RIGHTS. At the election of a majority in interest of the Series B Convertible Preferred Stock, GUFG shall be spun off to the holders of the Series B Convertible Preferred Stock, with 90% of such shares in GUFG being issued, pro rata to the holders of the Series B Convertible Preferred Stock, and 10% being issued to LitFunding.

5.	CONVERSION. The holder of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)	Conversion Ratio. Each share of Preferred Stock shall convert into 1 share of the Company's common stock, $0.001 par value per share. Therefore, each common shares shall be represented by 1 preferred share.

(b)	Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

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(c)	No Impairment. The Company will not by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of, the Preferred Stock against impairment.

(d)	Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such. Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment. to the Company's Certificate of Incorporation.

(e)	Automatic Conversion. The Series B Preferred shall automatically convert into shares of common stock of the Company after 12 months, regardless of whether or not an election has been made to spin-off GUFG.

6,	VOTING RIGHTS. The holder of each share of Preferred Stock shall not have any voting rights.

7.	PROTECTIVE PROVISIONS. So long as any shares of Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Preferred Stock:

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(a)	alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares;

(c)	increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

8.	EFFECT OF STOCK SPLIT, ETC. If the Company, by stock split, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number, or class of shares, then: (1) the number and/or class of shares as so changed shall, for the purposes of the Preferred Stock, replace the shares outstanding immediately prior to the change; and (2) the conversion and redemption prices in effect, and the number of shares the Preferred Stock will convert into, immediately prior to the date upon which, the change becomes effective, shall be proportionately adjusted (the price to the nearest cent).

9.	SUBDIVISION OR COMBINATION OF COMMON SHARES. In case the Company shall at any time subdivide (by any stock split, or otherwise) its outstanding Common Shares into a greater number of shares, without making a corresponding subdivision of the outstanding shares of Preferred Stock, then the number of common shares issuable upon conversion in effect immediately prior to such subdivision shall be proportionately reduced. Conversely, in case the outstanding Common Shares shall be combined into a smaller number of shares without a corresponding adjustment to the number of outstanding shares of Preferred Stock, then the number of common shares issuable upon conversion in effect immediately prior to such combination shall be proportionately increased.

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